UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2007

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 24, 2007, IDT Corporation’s (the “Registrant”) Board of Directors authorized the entry by the Registrant into a Rule 10b5-1 plan to facilitate further buybacks of its Common Stock and Class B Common Stock within its previously announced stock buyback program. In June 2006, the Registrant announced that its Board of Directors had authorized a stock repurchase program providing for the repurchase of up to 25 million shares of Class B Common Stock and Common Stock without regard to class. The Rule 10b5-1 plan, which will become effective on November 5, 2007 and expire upon the re-opening of the trading window under the Registrant’s insider trading policy occurring on or after December 16, 2007, will cover up to a total of 17,956,400 shares of Class B Common Stock and Common Stock, which is the remaining number of shares authorized for purchase under the stock repurchase program.

A Rule 10b5-1 plan allows the Registrant to execute trades during periods when it would ordinarily not be permitted to do so because it may be in possession of material non-public information, because of insider trading laws or because of self-imposed trading blackout periods. A broker chosen by the Registrant will have the authority, under the prices, terms and limitations set forth in the Rule 10b5-1 plan, to repurchase shares on the Registrant’s behalf. Because the repurchases under the Rule 10b5-1 plan will be tied to certain share prices, there is no guarantee as to the exact number of shares that will be repurchased under the plan, or that there will be any repurchases at all pursuant to the plan.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By:	/s/ James A. Courter
	Name:	James A. Courter
	Title:	Chief Executive Officer

Dated: October 30, 2007

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